Exhibit 99.3

INSTRUCTION TO REGISTERED HOLDER AND/OR

BOOK-ENTRY TRANSFER PARTICIPANT FROM OWNER

OF

THE AES CORPORATION

1.375% Senior Notes due 2026

(144 A CUSIP: 00130H CD5; Reg S CUSIP: U0080R AS9)

and

2.450% Senior Notes due 2031

(144 A CUSIP: 00130H CF0; Reg S CUSIP: U0080R AT7)

(Collectively, the “Old Notes”)

To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

The undersigned hereby acknowledges receipt of the Prospectus dated                , 2021 (the “Prospectus”) of The AES Corporation, a Delaware corporation (the “Company”) that constitutes the Company’s offers (the “Exchange Offers”). Capitalized terms used but not defined herein have the meanings as ascribed to them in the Prospectus.

This will instruct you, the registered holder and/or book-entry transfer facility participant, as to the action to be taken by you relating to the Exchange Offers with respect to the Old Notes held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (fill in amount):

$                 of the 1.375% Senior Notes due 2026

$                 of the 2.450% Senior Notes due 2031

With respect to the Exchange Offers, the undersigned hereby instructs you (check appropriate box):

☐ To TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered, if any):

$                 of the 1.375% Senior Notes due 2026

$                 of the 2.450% Senior Notes due 2031

☐ NOT to TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Prospectus that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations that (i) the holder is not an “affiliate” of the

Company, (ii) any New Notes to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Notes. If the undersigned is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it represents that such Old Notes were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Tenders of any Old Notes for exchange pursuant to the Exchange Offers may be made only by book-entry transfer of the Old Notes to the account established by the Exchange Agent at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent, in which the tendering holder agrees to be bound by the terms and conditions of the Exchange Offers as set forth in the Prospectus.

SIGN HERE

Name of beneficial owner(s):

Signature(s):

Name(s) (please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

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